Exhibit 99.1

Adaptimmune Reports Third Quarter 2016 Financial Results

— U.S. Food and Drug Administration (FDA) lifted partial clinical hold of myxoid/round cell liposarcoma (MRCLS) study of NY-ESO SPEAR™ T-cell therapy; initiation of screening expected in 4Q 2016 —

— Initiated first site for triple tumor study with wholly-owned MAGE-A10 SPEAR T-cells —

— Initiated new patient cohort in synovial sarcoma NY-ESO program —

— Started recruitment of additional patients under amended protocol in ovarian NY-ESO program —

— Executed key agreements with Merck, PCT, and The MD Anderson Cancer Center —

— Adaptimmune reaffirms financial guidance —

— Conference call to be held today at 8:00 a.m. EST (1:00 p.m. GMT) —

PHILADELPHIA, Pa. and OXFORD, UK., November 10, 2016 — Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in T-cell therapy to treat cancer, today reported financial results for the third quarter ended September 30, 2016.

“Adaptimmune has delivered strong momentum since our last update,” said James Noble, Adaptimmune’s Chief Executive Officer. “We have initiated the first site for a triple tumor study with our wholly-owned MAGE-A10 SPEAR T-cells under our new partnership with MD Anderson, and initiated Cohort 4 in our NY-ESO synovial sarcoma study, as well as commenced recruitment of new patients in our NY-ESO ovarian cancer study under an amended protocol. In addition, we have executed a number of strategic agreements to accelerate our ability to develop, evaluate, and manufacture our affinity enhanced T-cell therapies for patients suffering from a wide array of solid tumor cancers. We are well placed for continued execution and to generate data from studies in multiple cancers with our SPEAR T-cell therapies in 2017.”

Mr. Noble continued, “As we recently announced, the FDA has lifted the partial clinical hold on the planned NY-ESO MRCLS study, and we expect to start screening patients shortly. Our goal remains to be the first company to file for approval with a TCR therapy.”

Recent Corporate and R&D Highlights:

•                  Partial clinical hold lifted by FDA of NY-ESO SPEAR T-cell therapy study in MRCLS;

•                  Initiation of screening in up to 15 MRCLS patients expected in 4Q 2016 with results from this revised study informing a potential future registration trial;

•                  Established collaboration and supply agreement for combination study of Merck’s PD-1 inhibitor and the Company’s NY-ESO SPEAR T-cell therapy in multiple myeloma; initiation expected in 1H 2017;

•                  Secured strategic agreement with PCT for dedicated manufacturing capacity;

•                  Entered strategic alliance with MD Anderson to expedite T-cell therapy development;

•                  Initiated MD Anderson as the first site for MAGE-A10 SPEAR T-cell therapy triple tumor study in urothelial cancer, melanoma, or squamous cell carcinoma of the head and neck;

•                  Presented data demonstrating response to NY-ESO SPEAR T-cell therapy in synovial sarcoma patients with low NY-ESO expression (Cohort 2) (ESMO 2016);

•                  Presented data indicating that fludarabine is required in preconditioning (Cohort 3) (ESMO 2016);

•                  Commenced enrollment in NY-ESO synovial sarcoma Cohort 4 with a modified preconditioning regimen including fludarabine;

•                  Started recruitment of additional ovarian cancer patients under an amended protocol using NY-ESO SPEAR T-cell therapy with a modified preconditioning regimen including fludarabine;

•                  Completed preclinical evaluation of MAGE-A4 SPEAR T-cells, with data demonstrating that MAGE-A4 is an attractive target with widespread expression in multiple tumor types; IND planned to be filed in 2017 (data to be presented at SITC 2016); and

•                  Completed initial evaluation of a second generation NY-ESO SPEAR T-cell expressing a dominant negative TGF-Beta receptor, with data indicating that these SPEAR T-cells may overcome TGF-Beta tumor-mediated immunosuppression (to be presented at SITC 2016).

Financial Results for the Three-Month Period ended September 30, 2016

•                  Cash / liquidity position: As of September 30, 2016, Adaptimmune had $140.4 million of cash and cash equivalents and $47.1 million of short-term deposits representing a total liquidity position(1) of $187.5 million. For the three months ended September 30, 2016, the decrease in cash and cash equivalents was $10.5 million and the decrease in short-term deposits was $7.9 million, representing a decrease in total liquidity position of $18.4 million.

•                  Revenue: For the three months ended September 30, 2016, revenue was $2.4 million compared to $4.9 million for the three months ended September 30, 2015. This decrease was primarily due to the impact of development milestones achieved in the three months ended in September 30, 2015 under the GSK Collaboration and License Agreement.

•                  Research and development (“R&D”) expenses: R&D expenses increased to $15.6 million for the three months ended September 30, 2016 from $8.9 million for the three months ended September 30, 2015, primarily due to increased period-over-period costs associated with ongoing clinical trials of the Company’s NY-ESO and MAGE-A10 SPEAR T-cell therapies; preparation for a study with the Company’s SPEAR T-cell therapy targeting AFP; and increased personnel expenses.

•                  General and administrative (“G&A”) expenses: G&A expenses were $5.4 million for the three months ended September 30, 2016 compared to $4.4 million for the three months ended September 30, 2015. The increase was primarily due to increased personnel costs.

•                  Net loss: Net loss attributable to holders of the Company’s ordinary shares was $18.5 million for the three months ended September 30, 2016. This equates to $(0.04) per ordinary share or $(0.26) per American Depositary Share.

Financial Guidance

Adaptimmune is reiterating its guidance. For the full year 2016, the Company expects its decrease in total liquidity position to be between $80 and $100 million and expects its total liquidity position at December 31, 2016, including cash, cash equivalents and short term deposits, to be at least $150 million. This guidance excludes the effect of any potential new business development activities.

Conference Call Information

The Company will host a live teleconference and webcast to provide an overview of its financial results and a business update at 8:00 a.m. EST (1:00 p.m. GMT) today, November 10, 2016. The live webcast of the conference call will be available via the events page of Adaptimmune’s corporate website at www.adaptimmune.com. An archive will be available after the call at the same address. To participate in the live conference call, if preferred, please dial (877) 280-2296 (U.S.) or +44(0)20 3427 1906 or 0800 279 4977 (United Kingdom).  After placing the call, please ask to be joined into the Adaptimmune conference call and provide the confirmation code (3960227).

(1)  Total liquidity position is a non GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with GAAP below.

About Adaptimmune

Adaptimmune is a clinical stage biopharmaceutical company focused on novel cancer immunotherapy products based on its SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform. Established in 2008, the Company aims to utilize the body’s own machinery - the T-cell - to target and destroy cancer cells by using engineered, increased affinity TCRs as a means of strengthening natural patient T-cell responses. Adaptimmune’s lead program is a SPEAR T-cell therapy targeting the NY-ESO cancer antigen. Its NY-ESO SPEAR T-cell therapy has demonstrated signs of efficacy and tolerability in Phase 1/2 trials in solid tumors and in hematologic cancer types, including synovial sarcoma and multiple myeloma. Adaptimmune has a strategic collaboration and licensing agreement with GlaxoSmithKline for the development and commercialization of the NY-ESO TCR program. In addition, Adaptimmune has a number of proprietary programs. These include SPEAR T-cell therapies targeting the MAGE-A10 and AFP cancer antigens, which both have open INDs, and a further SPEAR T-cell therapy targeting the MAGE-A4 cancer antigen that is in preclinical phase with IND acceptance targeted for 2017. The Company has identified over 30 intracellular target peptides preferentially expressed in cancer cells and is currently progressing 12 through unpartnered research programs. Adaptimmune has over 250 employees and is located in Oxfordshire, U.K. and Philadelphia, USA. For more information: http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 8, 2016, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Total Liquidity Position (a non-GAAP financial measure)

Total liquidity position (a non-GAAP financial measure) is defined as cash and cash equivalents plus short-term deposits. Each of these components appears in the Consolidated Balance Sheet. The U.S. GAAP financial measure most directly comparable to total liquidity position is cash and cash equivalents as reported in the Consolidated Financial Statements.

(in thousands)	September 30, 2016	December 31, 2015

Cash and cash equivalents	$140,440	$194,263
Short-term deposits	47,064	54,620
Total Liquidity Position	$187,504	$248,883

The Company believes that the presentation of total liquidity position provides useful information to investors because management reviews total liquidity position as part of its management of overall liquidity, financial flexibility, capital structure and leverage.

Adaptimmune Contacts

Investor Relations

Will Roberts

T:  (215) 825-9306

E: will.roberts@adaptimmune.com

Juli P. Miller, Ph.D.

T: (215) 825-9310

E: juli.miller@adaptimmune.com

Media Relations

Margaret Henry

T: +44 (0)1235 430036

Mobile: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com

Condensed Consolidated Statement of Operations	Three months ended September 30,		Nine months ended September 30,
(unaudited, in thousands, except per share data)	2016	2015	2016	2015

Revenue	$2,416	$4,948	$5,662	$10,459

Research and development(2)	(15,610)	(8,853)	(46,942)	(23,838)
General and administrative(2)	(5,424)	(4,403)	(16,863)	(11,643)
Total operating expenses	(21,034)	(13,256)	(63,805)	(35,481)
Operating loss	(18,618)	(8,308)	(58,143)	(25,022)

Interest income	289	235	839	533
Other income (expenses), net	(61)	1,851	1,595	1,952
Loss before income taxes	(18,390)	(6,222)	(55,709)	(22,537)
Income taxes	(104)	(20)	(456)	(218)
Net loss	(18,494)	(6,242)	(56,165)	(22,755)

Deemed dividend on convertible preferred shares	—	—	—	(8,663)
Net loss attributable to ordinary shareholders	$(18,494)	$(6,242)	$(56,165)	$(31,418)

Net loss per ordinary share, basic and diluted (3)	$(0.04)	$(0.01)	$(0.13)	$(0.10)

Weighted average ordinary shares outstanding, Basic and diluted	424,711,900	424,711,900	424,711,900	307,943,490

(2) Certain costs have been reclassified in prior periods to conform to the current period presentation.  The net effect is to reduce G&A and increase R&D by $576,000 and $1,182,000 in the three and nine months ended September 30, 2015, respectively.

(3) The dilutive effect of the following potentially dilutive equity instruments have been excluded from the diluted loss per share calculation because they would have an antidilutive effect on the loss per share for the period

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Weighted average number of Share options	47,392,118	31,432,048	44,951,407	27,541,366

Condensed Consolidated Balance Sheets	September 30,	December 31,
(unaudited, in thousands)	2016	2015
Assets
Current assets
Cash and cash equivalents	$140,440	$194,263
Short-term deposits	47,064	54,620
Accounts receivable, net of allowance for doubtful accounts of $- and $-	—	744
Other current assets and prepaid expenses (including current portion of clinical materials)	12,040	13,420
Total current assets	$199,544	$263,047

Restricted cash	4,146	4,508
Clinical materials	2,741	4,736
Property, plant & equipment, net	15,086	13,225
Intangibles, net	1,127	305

Total assets	$222,644	$285,821

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,193	$7,884
Accrued expenses and other accrued liabilities	9,954	7,518
Deferred revenue	9,514	12,487
Total current liabilities	22,661	27,889

Deferred revenue, less current portion	19,335	22,939
Other liabilities	644	—

Total liabilities	42,640	50,828

Stockholders’ equity
Common stock - Ordinary shares par value £0.001, 574,711,900 authorized and 424,711,900 issued and outstanding (2015: 574,711,900 authorized and 424,711,900 issued and outstanding)	682	682
Additional paid in capital	339,188	332,363
Accumulated other comprehensive loss	(13,788)	(8,139)
Accumulated deficit	(146,078)	(89, 913)
Total stockholders’ equity	180,004	234,993
Total liabilities and stockholders’ equity	$222,644	$285,821

Condensed Consolidated Cash Flow Statement	Nine months ended September 30,
(unaudited, in thousands)	2016	2015

Cash flows from operating activities
Net loss	$(56,165)	$(22,755)
Adjustments for:
Depreciation	2,290	828
Amortization	122	25
Share-based compensation expense	6,825	7,694
Unrealized foreign exchange (gains) losses	(1,943)	329
Changes in operating assets and liabilities:
Increase in receivables and other operating assets	(912)	(5,327)
Decrease in non-current operating assets	2,041	—
(Decrease) increase in payables and deferred revenue	(2,796)	5,385
Net cash used in operating activities	(50,538)	(13,821)

Cash flows from investing activities
Acquisition of property, plant & equipment	(4,840)	(10,095)
Acquisition of intangibles	(1,024)	(31)
Proceeds from sale of property, plant & equipment	—	122
Maturity of short-term deposits	49,497	—
Investment in short-term deposits	(42,837)	(28,594)
Investment in restricted cash	—	(3,065)
Net cash provided by (used in) investing activities	796	(41,663)

Cash flows from financing activities
Proceeds from issuance of common stock upon initial public offering	—	175,989
Net cash used in financing activities	—	175,989
Effect of currency exchange rate changes on cash and cash equivalents	(4,081)	(4,951)
Net decrease in cash and cash equivalents	(53,823)	115,554
Cash and cash equivalents at start of period	194,263	101,664
Cash and cash equivalents at end of period	$140,440	$217,218